Exhibit 1.4

Made by MunksjöTM
Munksjö
Interim Report
January — September 2016

Page 1 of 25

All-time high third quarter profitability and cash flow

Highlights of the third quarter 2016

- Net sales were EUR 269.6 (269.3) million.
- Adjusted EBITDA was EUR 29.5 (20.0) million and the adjusted EBITDA margin was 10.9% (7.4%). Items affecting comparability (IAC) amounted to EUR 0.0 (-4.9) million.
- Operating result was EUR 15.5 (1.9) million and net result EUR 8.3 (3.2) million.
- Earnings per share (EPS) were EUR 0.16 (0.07).
- Operating cash flow was EUR 32.6 (9.8) million.
- In addition to the annual maintenance and vacation stops the planned maintenance stop was carried out at the production facility for specialty pulp.

Highlights of January-September 2016

- Net sales were EUR 860.5 (840.7) million.
- Adjusted EBITDA was EUR 100.6 (71.5) million and the adjusted EBITDA margin was 11.7% (8.5%). Items affecting comparability (IAC) amounted to EUR 0.0 (-7.3) million.
- Operating result was EUR 58.5 (24.2) million and net result EUR 31.5 (15.6) million.
- Earnings per share (EPS) were EUR 0.62 (0.30).
- Operating cash flow was EUR 73.0 (11.0) million.

KEY FIGURES	Jul-Sep			Jan-Sep			Jan-Dec
MEUR	2016	2015	Change, %	2016	2015	Change, %	2015
Net sales	269.6	269.3	0%	860.5	840.7	2%	1,130.7
EBITDA (adj.*)	29.5	20.0	48%	100.6	71.5	41%	93.6
EBITDA margin, % (adj.*)	10.9	7.4		11.7	8.5		8.3
EBITDA	29.5	15.1	95%	100.6	64.2	57%	86.3
EBITDA margin, %	10.9	5.6		11.7	7.6		7.6
Operating result (adj.*)	15.5	6.8	128%	58.5	31.5	86%	40.0
Operating margin, % (adj.*)	5.7	2.5		6.8	3.7		3.5
Operating result	15.5	1.9	n.m.	58.5	24.2	142%	32.7
Operating margin, %	5.7	0.7		6.8	2.9		2.9
Net result	8.3	3.2	159%	31.5	15.6	102%	22.8
Earnings per share (EPS), EUR	0.16	0.07	129%	0.62	0.30	107%	0.44
Interest-bearing net debt	199.8	264.1	-24%	199.8	264.1	-24%	227.4

* Adjusted for items affecting comparability (IAC)
A change marked as n.m. indicates that the percentage change is not meaningful

Unless otherwise indicated, the figures in parentheses refer to the figures for the equivalent period in 2015. This financial report is unaudited. It is published in Swedish, Finnish and English. In case of any discrepancies between the three versions, the Swedish text shall prevail.

Comment from Munksjö's President and CEO, Jan Åström

"Our year has developed positively and according to our ambitious targets. Our clearly improved profitability was already visible during the first six months. Our underlying performance was even stronger in the quarter reaching an all-time high level for a third quarter, even though it was impacted by the planned maintenance stop at the production facility for specialty pulp, which reduced EBITDA with approximately EUR 4 million. Last year the maintenance stop at the facility was made in the second quarter.

The total EBITDA improvement during the first nine months amounted to EUR 29 million. Approximately half of this improvement was a result of our own actions related to our profitability improvement plan. The rest was mainly related to favourable cost conditions. We estimate that the demand situation continues to be on the current good level also during the last quarter of the year.

We have during the first nine months of 2016 been able to show that our offering of high-quality and sustainable customer solutions have resulted in an increase in delivery volumes by 4 per cent. The improved financial result has increased our operating cash flow and has clearly strengthened our balance sheet. Our net debt is on the lowest level since the company was formed and our gearing is clearly below our target level, which supports our strategic growth agenda.

Munksjö's interim report for January-September 2016

In September we announced an investment amounting to EUR 14 million in Arches, France in order to secure our leading position within abrasive backings. The investment will be made due to an increased customer demand, and includes a rebuild of a paper machine to allow for new product applications and a more efficient production. After the rebuild, the paper machine is planned to be ramped up during the first quarter of 2018.
Our performance during 2016 has further strengthened the company and I look positively at our development for the rest of the year and the years to come.”
Outlook
The demand outlook for the last three months of 2016 for Munksjö’s specialty paper products is expected to remain stable compared with the current good level and to reflect the seasonal pattern.
The seasonal shutdowns at the end of 2016 are expected to be carried out to about the same extent as in 2015.
The EBITDA margin in 2016 is expected to further improve compared with 2015 driven by the on-going profitability improvement plan.
The cash flow effect of capital expenditure for fixed assets for 2016 is expected to be approximately EUR 40 million.
Plan to reach profitability target at the end of 2016
Munksjö’s profitability target is to reach an EBITDA margin of 12 per cent at the end of 2016. The drivers for the profitability improvement include continued operational efficiency, profitable growth, product and service quality leadership and utilising the position as a market and innovation leader. Within operational efficiency, the majority of the planned actions include measures to adjust our cost structure.
Of the realised actions in the financial result in January-September 2016, the majority were related to operational efficiency. Further information on the actions related to the profitability improvement plan and their effect on the financial result can be found under the heading Munksjö Group.
Events after the end of the reporting period
There are no significant events after the end of the reporting period.
Webcast and conference call
A combined news conference, conference call and live webcast will be arranged on the publishing day news conference, conference call and live webcast will be arranged on the publishing day 26 October 2016 at 10:00 a.m. CEST (11:00 a.m. EEST, 8:00 a.m. GMT) at Munksjö’s headquarters in Stockholm (WTC, Klarabergsviadukten 70, Elevator D, 5th floor). The report will be presented by President and CEO Jan Åström. The event will be held in English.
The conference call and live webcast can be followed on the Internet and an on-demand version of the webcast will be available on the same webpage later the same day. To join the conference call, participants are requested to dial one of the numbers below 5-10 minutes prior to the start of the event.
Webcast and conference call information
Finnish callers: +358 (0)9 7479 0404 Swedish callers: +46 (0)8 5664 2793 US callers: +1 719 325 2213 UK callers: +44 (0)20 3043 2024
Conference ID: 6795982
Link to the webcast: http://qsb.webcast.fi/m/munksjo/munksjo_2016_1026_q3/
Munksjö’s interim report for January-September 2016

Page 3 of 25

The Munksjö Group

Munksjö is a world-leading manufacturer of advanced paper products developed with intelligent paper technology. Munksjö offers and develops customer-specific innovative design and functionality in areas ranging from flooring, kitchens and furnishings to release papers, consumer-friendly packaging and energy transmission. The transition to a sustainable society is a natural driving force for Munksjö's growth as the products can replace non-renewable materials. Given Munksjö's global presence and way of integrating with the customers, the company forms a worldwide service organisation with approximately 2,900 employees and 15 facilities located in France, Sweden, Germany, Italy, Spain, Brazil and China.

	Jul-Sep			Jan-Sep			Jan-Dec
MEUR	2016	2015	Change, %	2016	2015	Change, %	2015
Net sales	269.6	269.3	0%	860.5	840.7	2%	1,130.7
EBITDA (adj.*)	29.5	20.0	48%	100.6	71.5	41%	93.6
EBITDA margin, % (adj.*)	10.9	7.4		11.7	8.5		8.3
EBITDA	29.5	15.1	95%	100.6	64.2	57%	86.3
EBITDA, margin %	10.9	5.6		11.7	7.6		7.6
Operating result (adj.*)	15.5	6.8	128%	58.5	31.5	86%	40.0
Operating margin, % (adj.*)	5.7	2.5		6.8	3.7		3.5
Operating result	15.5	1.9	n.m.	58.5	24.2	142%	32.7
Operating margin, %	5.7	0.7		6.8	2.9		2.9
Net result	8.3	3.2	159%	31.5	15.6	102%	22.8
Capital expenditure	10.6	10.9	-3%	28.5	30.9	-8%	39.8
Employees, FTE	2,784	2,808	-1%	2,756	2,782	-1%	2,774

* Adjusted for items affecting comparability (IAC)
A change marked as n.m. indicates that the percentage change is not meaningful

Third quarter 2016

- Total group delivery volumes increased and were higher than in the corresponding period last year. The positive volume development in most of the product segments, especially the Brazilian paper business in Business Area Release Liners, more than compensated for the lower volume for the specialty pulp business, which was affected by the maintenance stop at the production facility.
- Net sales increased to EUR 269.6 (269.3) million, as higher volumes more than compensated for the lower average price.
- EBITDA adjusted for IAC increased to EUR 29.5 (20.0) million and the adjusted EBITDA margin was 10.9% (7.4%). The positive result effect of lower variable costs, driven mainly by operational efficiency related actions, more than compensated for the negative result effect of the lower average price and higher fixed costs, which were mainly related to the maintenance stop at the pulp production facility and accruals for incentive plans.
- The annual maintenance and vacation shutdowns in the third quarter were carried out to about the same extent as in 2015. The planned maintenance stop at the production facility for specialty pulp had a negative EBITDA effect of approximately EUR 4 million.
- IAC amounted to EUR 0.0 (-4.9) million.
- The operating result was EUR 15.5 (1.9) million and net result EUR 8.3 (3.2) million.
- In the reporting period, the currency hedging result impacting operating profit amounted to EUR -0.9 (-1.1) million. Exchange losses on financial assets and liabilities were EUR 0.1 (profit of 4.0) million and are reported in financial items.

January-September 2016

- Total group delivery volumes increased in all four business areas. The delivery volume development was particularly strong in the specialty pulp business and the Brazilian paper business in business area Release Liners.
- Net sales increased to EUR 860.5 (840.7) million, as higher volumes compensated for the lower average price, mainly driven by the lower sales price for long fibre specialty pulp and a different product mix compared to corresponding period last year.
- EBITDA adjusted for IAC increased to EUR 100.6 (71.5) million and the adjusted EBITDA margin was 11.7% (8.5%). Higher delivery volumes had a positive effect of EUR 11 million. This was offset by EUR 11 million as an effect of the lower average price. Lower variable costs, driven mainly by operational efficiency related actions, the lower energy price and lower raw material prices had a positive result effect of EUR 41 million. Higher fixed costs had a negative

Munksjö's interim report for January-September 2016

result effect of EUR 13 million, mainly as a result of accruals for incentive plans and increased manning related to higher production volumes.
Out of the total profitability improvement, amounting to EUR 29 million, approximately half was related to actions related to the plan to reach the profitability target.
The annual maintenance and vacation shutdowns in the third quarter were carried out to about the same extent as in 2015. The maintenance shut down at the pulp production facility in Aspa, Sweden was carried out in September 2016 and had a negative EBITDA effect of approximately EUR 4 million in the third quarter.
IAC amounted to EUR 0.0 (-7.3) million.
The operating result was EUR 58.5 (24.2) million and net result EUR 31.5 (15.6) million.
In the reporting period, the currency hedging result impacting operating profit amounted to EUR -0.9 (-4.7) million. Exchange losses on financial assets and liabilities were EUR 3.1 (profit of 8.2) million and are reported in financial items.
Net sales Jan-Sep 2016
Graphics & Packaging 15%
Decor 32%
Industrial Applications 14%
Release Liners 39%
Net sales
MEUR
350
250
200
150
100
50
276 281 280 291 269 290 288 303 270
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
EBITDA and margin (adj.*)
MEUR %
50
14%
20
6%
4%
10
2%
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
* Adjusted for items affecting comparability
Munksjö’s interim report for January-September 2016

Page 5 of 25

Business Area Decor

As one of the leading manufacturers in the market for paper-based surfacing for wood-based materials, such as laminate flooring, furniture and interiors, Decor develops high-tech and innovative papers for high and low pressure laminates, print base paper and pre-impregnated paper. Customers include laminators, impregnators as well as printers. The base for Munksjö's strong market position lays in its excellent reputation for long-term proven quality and services. The product offering also includes thin, light-weight leaflet papers, used by the pharmaceutical and cosmetics industries.

	Jul-Sep			Jan-Sep			Jan-Dec
MEUR	2016	2015	Change, %	2016	2015	Change, %	2015
Net sales	84.9	85.5	-1%	275.9	274.4	1%	372.6
EBITDA (adj.*)	11.0	8.0	38%	42.3	31.4	35%	42.6
EBITDA margin, % (adj.*)	13.0	9.4		15.3	11.4		11.4
EBITDA	11.0	8.0	38%	42.3	31.4	35%	42.6
EBITDA, margin %	13.0	9.4		15.3	11.4		11.4
Operating result (adj.*)	9.0	6.0	50%	36.7	25.6	43%	34.6
Operating margin, % (adj.*)	10.6	7.0		13.3	9.3		9.3
Operating result	9.0	6.0	50%	36.7	25.6	43%	34.6
Operating margin, %	10.6	7.0		13.3	9.3		9.3
Capital expenditure	0.9	2.9	-69%	5.3	7.7	-31%	10.2
Deliveries, tonnes	43,100	42,100	2%	138,100	135,100	2%	183,400
Production, tonnes	43,400	42,400	2%	142,000	137,200	3%	181,700
Employees, FTE	859	865	-1%	845	859	-1%	855

* Adjusted for items affecting comparability (IAC)
A change marked as n.m. indicates that the percentage change is not meaningful

Third quarter 2016

- Total delivery volumes were higher, mainly driven by a positive development in Europe, including Turkey.
- Net sales decreased to EUR 84.9 (85.5) million. The average price decreased mainly due to a less favourable product and geographical mix.
- EBITDA adjusted for IAC was EUR 11.0 (8.0) million and the adjusted EBITDA margin was 13.0% (9.4%). Higher delivery volumes, profitability improvement actions and lower variable costs had a positive result effect and more than compensated for the negative result effect of the lower average price.
- The annual maintenance and vacation shutdowns in the third quarter were carried out to about the same extent as in 2015.
- There were no IAC in the reporting period or in the corresponding period last year.
- Operating result was EUR 9.0 (6.0) million and the operating margin 10.6% (7.0%).

January-September 2016

- Total delivery volumes were higher, driven both by a positive development in Europe and the geographical expansion outside the core markets in e.g. Asia, which more than compensated for the negative development in countries impacted by increased macroeconomic uncertainty, mainly Brazil.
- Net sales increased to EUR 275.9 (274.4) million. The average price decreased mainly due to a less favourable product and geographical mix.
- EBITDA adjusted for IAC was EUR 42.3 (31.4) million and the adjusted EBITDA margin was 15.3% (11.4%). Higher delivery volumes, profitability improvement actions and lower variable costs had a positive result effect and more than compensated for the negative result effect of the lower average price.
- The annual maintenance and vacation shutdowns in the third quarter were carried out to about the same extent as in 2015.
- There were no IAC in the reporting period or in the corresponding period last year.
- Operating result was EUR 36.7 (25.6) million and the operating margin 13.3% (9.3%).

Munksjö's interim report for January-September 2016

Net sales Jan-Sep 2016
Decor 32%
Net sales
MEUR
100 80 60 40 20 0
89 91 96 93 86 98 93 98 85
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
EBITDA and margin (adj.*)
MEUR %
20 16 12 8 4 0
20% 16% 12% 8% 4% 0%
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
* Adjusted for items affecting comparability
Munksjö’s interim report for January-September 2016

Page 7 of 25

Business Area Release Liners

Products offered by Release Liners include release papers; both super calendered and coated, coated specialties in South America and specialty pulp. Products are developed to offer consistent quality, high performance and sustainability. Customers include manufacturers of laminates for self-adhesive labelling, industrial siliconisers as well as – for coated specialities – packaging converters. Munksjö has long term customer relationships, built on the company's reputation of quality, reliability and service. Release papers are used as a carrier of different pressure sensitive adhesives labels and materials.

	Jul-Sep			Jan-Sep			Jan-Dec
MEUR	2016	2015	Change, %	2016	2015	Change, %	2015
Net sales	110.7	108.3	2%	337.4	327.7	3%	437.6
EBITDA (adj.*)	16.5	11.5	43%	41.4	29.7	39%	39.5
EBITDA margin, % (adj.*)	14.9	10.6		12.3	9.1		9.0
EBITDA	16.5	8.1	104%	41.4	26.3	57%	36.1
EBITDA margin, %	14.9	7.5		12.3	8.0		8.2
Operating result (adj.*)	9.3	4.7	98%	20.2	8.5	138%	11.4
Operating margin, % (adj.*)	8.4	4.3		6.0	2.6		2.6
Operating result	9.3	1.3	n.m.	20.2	5.1	n.m.	8.0
Operating margin, %	8.4	1.2		6.0	1.6		1.8
Capital expenditure	3.2	3.3	-3%	7.3	12.1	-40%	14.9
Deliveries, tonnes	126,400	125,900	0%	391,000	371,600	5%	498,700
Production, tonnes	121,000	121,600	0%	369,400	355,300	4%	475,900
Employees, FTE	846	859	-2%	848	863	-2%	859

* Adjusted for items affecting comparability (IAC)
A change marked as n.m. indicates that the percentage change is not meaningful

Third quarter 2016

- Total delivery volumes were on the same level as in the corresponding period last year. The positive volume development in both paper businesses, especially the Brazilian paper business, compensated for the lower volume for the specialty pulp business, which was affected by the maintenance stop at the production facility.
- Net sales were higher and reached EUR 110.7 (108.3) million and the average price for the business area was higher. The average price for the European paper business was higher, as price increases had an expected positive effect. Average price and net sales measured in both local and reported currency increased for the Brazilian paper business. The average price for the business area was negatively affected by the decrease of the sales price in the specialty pulp business, driven by the lower long fibre pulp (NBSK) price.
- EBITDA adjusted for IAC increased to EUR 16.5 (11.5) million and the adjusted EBITDA margin was 14.9% (10.6%). The profitability improvement compared with the corresponding period last year was mainly related to the profitability improvement actions and lower variable costs. The improvement was further supported by the improved result of the Brazilian paper business, however the maintenance shut down at the pulp production facility in Aspa had a negative result effect of approximately EUR 4 million.
- The annual maintenance and vacation shutdowns in both paper businesses in the third quarter were carried out to about the same extent as in 2015.
- There were no IAC in the reporting period.
- Operating result was EUR 9.3 (1.3) million and the operating margin 8.4% (1.2%).

January-September 2016

- Total delivery volumes increased in all three businesses and were particularly strong in the specialty pulp business and the Brazilian paper business as export volumes continued to compensate for the effect of the economic slowdown in Brazil.
- Net sales were higher and reached EUR 337.4 (327.7) million and the average price for the business area was lower. The average price was higher for the European paper business, as price increases had an expected positive effect. Average price measured in local currency increased and was stable in the reporting currency for the Brazilian paper business. The average price for the business area was negatively affected by the decrease of the sales price in the specialty pulp business, driven by the lower long fibre pulp (NBSK) price.
- EBITDA adjusted for IAC increased to EUR 41.4 (29.7) million and the adjusted EBITDA margin was 12.3% (9.1%). Higher delivery volumes, profitability improvement actions and lower variable costs had a positive result effect and more

Munksjö's interim report for January-September 2016

than compensated for the negative result effect of the lower average price and higher fixed costs, mainly as a result of accruals for incentive plans.
The maintenance shut down at the pulp production facility in Aspa had a negative result effect of approximately EUR 4 million. The annual maintenance and vacation shutdowns in both paper businesses in the third quarter were carried out to about the same extent as in 2015.
There were no IAC in the reporting period.
Operating result was EUR 20.2 (5.1) million and the operating margin 6.0% (1.6%).
Net sales Jan-Sep 2016
Release Liners 39%
Net sales
MEUR
140 120 100 80 60 40 20 0
115 113 107 113 108 110 112 115 111
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
EBITDA and margin (adj.*)
MEUR %
18 16 14 12 10 8 6 4 2 0
16% 14% 12% 10% 8% 6% 4% 2% 0%
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
* Adjusted for items affecting comparability
Munksjö’s interim report for January-September 2016

Page 9 of 25

Business Area Industrial Applications

Industrial Applications' leading position in the market for high quality specialty paper is based on its high-tech product portfolio combined with its deep knowledge of technically advanced production processes. The product offering includes abrasive backings, electrotechnical paper, Spantex™, thin paper and fine art paper. The products are used within several industrial sectors such as automotive, furniture, wood, metal and building, construction industries, energy transmission, stainless steel, aluminium and glass industries.

	Jul-Sep			Jan-Sep			Jan-Dec
MEUR	2016	2015	Change, %	2016	2015	Change, %	2015
Net sales	37.8	38.8	-3%	125.4	124.4	1%	166.6
EBITDA (adj.*)	5.1	4.7	9%	21.6	21.4	1%	27.5
EBITDA margin, % (adj.*)	13.5	12.1		17.2	17.2		16.5
EBITDA	5.1	4.7	9%	21.6	21.4	1%	27.5
EBITDA margin, %	13.5	12.1		17.2	17.2		16.5
Operating result (adj.*)	3.2	2.7	19%	15.5	15.5	0%	19.6
Operating margin, % (adj.*)	8.5	7.0		12.4	12.5		11.8
Operating result	3.2	2.7	19%	15.5	15.5	0%	19.6
Operating margin, %	8.5	7.0		12.4	12.5		11.8
Capital expenditure	3.0	3.5	-14%	5.3	7.1	-25%	9.2
Deliveries, tonnes	19,300	19,500	-1%	64,600	63,400	2%	85,100
Production, tonnes	19,100	18,500	3%	65,400	64,600	1%	84,900
Employees, FTE	599	596	1%	587	574	3%	574

* Adjusted for items affecting comparability (IAC)
A change marked as n.m. indicates that the percentage change is not meaningful

Third quarter 2016

- Total delivery volumes were stable.
- Net sales decreased to EUR 37.8 (38.8) million. The average price was lower as a result of a less favourable product mix.
- EBITDA adjusted for IAC increased to EUR 5.1 (4.7) million and the adjusted EBITDA margin was 13.5% (12.1%). The positive profitability development was mainly a result of profitability improvement actions.
- The annual maintenance and vacation shutdowns in the third quarter were carried out to about the same extent as in 2015.
- There were no IAC in the reporting period or in the corresponding period last year.
- Operating result was EUR 3.2 (2.7) million and the operating margin 8.5% (7.0%).

January-September 2016

- Total delivery volumes were higher with growth in most of the product segments.
- Net sales increased to EUR 125.4 (124.4) million due to the higher delivery volumes. The average price was lower as a result of a less favourable product mix.
- EBITDA adjusted for IAC was stable and amounted to EUR 21.6 (21.4) million and the adjusted EBITDA margin was 17.2% (17.2%). The positive result effect of the higher volumes, lower variable costs and profitability improvement actions compensated for higher fixed costs.
- The annual maintenance and vacation shutdowns in the third quarter were carried out to about the same extent as in 2015.
- There were no IAC in the reporting period or in the corresponding period last year.
- Operating result was EUR 15.5 (15.5) million and the operating margin 12.4% (12.5%).

Munksjö's interim report for January-September 2016

Net sales Jan-Sep 2016
Industrial Applications 14%
Net sales
MEUR
50 40 30 20 10 0
33 41 42 44 39 42 41 47 38
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
EBITDA and margin (adj.*)
MEUR %
10 8 6 4 2 0
25% 20% 15% 10% 5% 0%
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
* Adjusted for items affecting comparability
Munksjö’s interim report for January-September 2016

Page **11** of **25**

Business Area Graphics and Packaging

Graphics and Packaging offers differentiated paper products developed for a broad range of customers globally. The products include coated one-side and calendered papers, which are used for flexible packaging and labelling, graphic and industrial applications. Flexible packaging paper is mainly used in the food industry for baking or manufacturing of packaging, wet-glue base papers and pressure sensitive facestock papers are mainly used for premium beverage and identification labels. Graphics and industrial papers refer mainly to uncoated papers for repositionable notes, interleaving paper, envelope windows and other process papers.

	Jul-Sep			Jan-Sep			Jan-Dec
MEUR	**2016**	**2015**	**Change, %**	**2016**	**2015**	**Change, %**	**2015**
Net sales	40.0	41.7	-4%	134.3	132.4	1%	175.7
EBITDA (adj.*)	0.3	-0.9	133%	5.6	1.8	n.m.	0.3
EBITDA margin, % (adj.*)	0.7	-2.2		4.2	1.4		0.2
EBITDA	0.3	-1.4	121%	5.6	1.3	n.m.	-0.2
EBITDA margin, %	0.7	-3.4		4.2	1.0		-0.1
Operating result (adj.*)	-2.1	-3.0	30%	-2.2	-4.3	49%	-7.9
Operating margin, % (adj.*)	-5.3	-7.2		-1.6	-3.2		-4.5
Operating result	-2.1	-3.5	40%	-2.2	-4.8	54%	-8.4
Operating margin, %	-5.3	-8.4		-1.6	-3.6		-4.8
Capital expenditure	2.0	1.0	100%	6.7	1.8	n.m.	3.0
Deliveries, tonnes	29,700	30,300	-2%	99,200	95,700	4%	127,200
Production, tonnes	28,100	31,300	-10%	99,800	101,500	-2%	128,500
Employees, FTE	416	431	-3%	416	428	-3%	428

* Adjusted for items affecting comparability (IAC)
A change marked as n.m. indicates that the percentage change is not meaningful

Third quarter 2016

- Total delivery volumes decreased and the challenging competitive situation in certain product segments, mainly coated papers, continues.
- Net sales decreased to EUR 40.0 (41.7) million. The average price was lower as result of a less favourable product and customer mix.
- EBITDA adjusted with IAC increased and was EUR 0.3 (-0.9) million and the adjusted EBITDA margin was 0.7% (-2.2%). Lower variable costs and profitability improvement actions had a positive result effect and more than compensated for the lower average price.
- The annual maintenance and vacation shutdowns in the third quarter were carried out to about the same extent as in 2015.
- There were no IAC in the reporting period.
- Operating result was EUR -2.1 (-3.5) million and the operating margin -5.3% (-8.4%).

January-September 2016

- Total delivery volumes increased, while the challenging competitive situation in certain product segments, mainly coated papers, continues.
- Net sales increased and reached EUR 134.3 (132.4) million as an effect of higher volumes. The average price was lower and the higher volumes did not compensate for the less favourable product and customer mix.
- EBITDA adjusted with IAC increased and was EUR 5.6 (1.8) million and the adjusted EBITDA margin was 4.2% (1.4%). Lower variable costs, profitability improvement actions and higher delivery volumes had a positive result effect and more than compensated for the negative result effect of the lower average price.
- The annual maintenance and vacation shutdowns in the third quarter were carried out to about the same extent as in 2015.
- There were no IAC in the reporting period.
- Operating result was EUR -2.2 (-4.8) million and the operating margin -1.6% (-3.6%).
- The programme aiming at a substantial improvement in the financial result launched in the third quarter of 2013 is progressing according to plan, with the exception of the coated paper business, where the measures intended to strengthen the business area's competitiveness by adjusting the product mix are delayed due to the above described increased competition.

Munksjö's interim report for January-September 2016

Net sales Jan-Sep 2016
Graphics & Packaging 15%
Net sales
MEUR
50 40 30 20 10 0
42 41 44 47 42 43 47 47 40
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
EBITDA and margin (adj.*)
MEUR %
4 3 2 1 0 -1 -2
8% 6% 4% 2% 0% -2% -4%
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
14 14 15 15 15 15 16 16 16
* Adjusted for items affecting comparability
Munksjö’s interim report for January-September 2016

Cash flow
The cash flow in the third quarter of 2016 was strong. The cash flow from operating activities amounted to EUR 32.6 (9.8) million in the third quarter of 2016 and to EUR 73.0 (11.0) million in January-September 2016. The continued improved operating result had a positive effect on cash flow from operating activities. Working capital in the reporting period increased due to lower payables, however the cash flow impact from total working capital was more favourable than in the corresponding period last year, as inventories decreased.
The operating cash flow was affected by EUR 6.5 (5.7) million related to the settlement of provisions recorded in previous periods and EUR 1.2 (11.7) million of income taxes.
Capital expenditure
The cash flow related to capital expenditure for January-September 2016 amounted to EUR -28.5 (-30.9) million. The capital expenditure in January-September 2016 was of operative nature and includes maintenance, cost improvement and efficiency improvement investments. The largest capital expenditure in 2016 is related to the maintenance shut down at the pulp production facility in Aspa, Sweden, carried out in the third quarter of 2016.
In September 2016, Munksjö decided to make an investment in the facility located in Arches, France to secure the leading position within abrasive backings. One paper machine will be rebuilt in order to secure the leading position within abrasive backings and due to increased customer demand. The capital expenditure related to the rebuild is estimated to a total of approximately EUR 14 million. The clear majority of the related cash flow effect is expected to occur during 2017, starting from the first quarter.
After the rebuild, the paper machine will continue to be able to produce both decor and abrasive backings. The rebuild will also enable additional capacity within latex impregnated abrasive backings and hence allow for new product applications and a more efficient production. The rebuild will also enable additional capacity within latex impregnated abrasive backings and hence allow for new product applications and a more efficient production. The rebuild is planned to take place in two steps during the seasonal shutdowns in the summer and at the end of 2017.
Financial position Financing
Munksjö has a EUR 345 million term loan and revolving credit facilities agreement, with a maturity of five years since September 2014, and a SEK 570 million term loan signed and implemented in December 2015, with a maturity of five years. The interest payable under both agreements depends on the ratio of consolidated net debt to consolidated EBITDA. At the end of the third quarter of 2016, the weighted average interest rate on bank debt was approximately 2.7 per cent (end of the second quarter 2016: 2.6 per cent; end of the third quarter 2015: 2.4 per cent).
Interest-bearing net debt decreased to EUR 199.8 million at 30 September 2016 (30 June 2016: 222.6; 30 September 2015: 264.1), mainly as a result of the improved cash flow, resulting in a net debt/equity ratio of 47.0% (30 June 2016: 53.3%; 30 September 2015: 68.1%).
Shareholders’ equity at 30 September 2016 amounted to EUR 424.9 million (30 June 2016: 418.0; 30 September 2015: 387.7) and total assets increased to EUR 1,158.5 million (30 June 2016: 1,170.3; 30 September 2015:1,136.5).
Net financial items
Net financial items for January-September 2016 amounted in total to EUR -14.2 (-2.1) million, of which EUR 7.6 (7.2) million is interest rate expenses, EUR 1.0 (1.2) million is other finance costs and the rest is mainly items not affecting the cash flow, including EUR -0.6 (-0.5) million of amortisation of capitalised bank fees and foreign exchange gains and losses on financial assets and liabilities of EUR -3.1 (8.2) million. The net financial items for the period include realised interest rate swaps of EUR -1.0 (-0.5) million. At the end of the reporting period, the fair value of unrealised interest rate swaps amounted to EUR -1.3 (-1.4) million.
Hedging
At the end of the reporting period the fair value of unrealised hedges excluding interest rate swaps amounted to EUR -1.8 (-0.8) million. The operating result for January-September 2016 includes realised hedges of EUR -1.1 (-5.2) million. The realised hedges in the corresponding period last year were mainly currency-related hedge losses. Munksjö has no outstanding pulp hedging contracts from 1 January 2015 onwards. Hedging activities are managed centrally and mainly reported in segment ‘Other’.
Taxes
The income tax charge for the reporting period was EUR -12.8 (-6.5) million representing an effective rate of 28.9% (29.4%). The effective tax rate is the statutory corporate tax rate as adjusted for non-deductible expenses, income not subject to income tax, valuation or revaluation of losses and prior year adjustments. Total cash taxes paid for the reporting period amounted to EUR -1.2 (-11.7) million.
Munksjö’s interim report for January-September 2016

Earnings per share
Earnings per share (EPS) in the reporting period increased to EUR 0.62 (0.30). The increase compared to January-September 2015 was mainly related to the effect of the improved operating profit of EUR 0.68, which was partly offset by a negative effect of EUR -0.22 due to foreign exchange losses on financial items.
Earnings per share (EPS) in the third quarter of 2016 increased to EUR 0.16 (0.07). The increase compared to the third quarter of 2015 was mainly related to the effect of the improved operating profit of EUR 0.26.
Employees
The average number of employees (FTE’s) in the third quarter of 2016 was 2,784 (2,808). At the end of September 2016, Munksjö had 2,928 (2,930) employees. Of Munksjö’s total number of employees at the end of September 37% (37%) were employed in France, 23% (21%) in Sweden, 16% (16%) in Germany, 9% (10%) in Italy, 8% (9%) in Brazil, 6% (6%) in Spain and 1% (1%) in other countries.
The strategic focus areas for the Human Resources function in 2016 are to further establish a common culture, including a health and safety approach in everything Munksjö does, to strengthen Munksjö’s leadership and to attract, develop and retain employees. To follow up on these areas, KPIs will be developed and the results will be reported on a full year basis. More information about Munksjö’s employees is published in the Annual report.
Incentive programmes for senior executives and other key personnel
In June 2016, the Board of Directors approved a long-term share value based incentive programme for senior executives and other key personnel. The objective of the programme is, by creating a long-term share value based incentive for the management, to increase the company value in the long term and to secure the alignment of the objectives of the company’s management with the objectives of its shareholders. The potential rewards from the 2016-2018 programme will be paid in the spring 2019, if the performance targets set by the Board of Directors are achieved.
In May 2014, the Board of Directors approved a long-term share-based incentive programme for Munksjö’s senior executives and other key personnel. 35 senior executives and other key personnel have enrolled to the programme. The total cost for the programme will be recognised over the vesting period which commenced in July 2014 and ends on 31 December 2016.
The personnel expenses related to the incentive programmes in January-September 2016 were EUR 2.5 (0.5) million. Munksjö reorganised its sales organisation
On 10 December 2014 Munksjö announced a plan to simplify its sales organisation by reorganising certain sales functions. The reorganisation was subject to consultation and approval processes in accordance with local legislation in the countries affected. The overall model is one customer service hub per Business Area in Europe, and Group sales offices in Brazil, China, the US and Russia. By moving customer service closer to supply and planning, pooling resources and avoiding sales office costs, Munksjö improves profitability and made the supply chain process more efficient.
The consultation and approval processes have now been completed and the reorganisation and its implementation is continuing according to plan. The annual savings will amount to approximately EUR 1.5 million, of which a majority were realised during 2015. The remaining cost savings will be achieved gradually during 2016-2017.
Munksjö further adjusts the cost structure
In September 2015 Munksjö announced a plan to further adjust its cost structure. The plan includes restructuring actions that required personnel negotiations at the production facility located in Mathi, close to Turin in Italy. With the restructuring, Munksjö aims to further adjust the cost structure and improve the operational efficiency of Business Area Release Liners. The production facility in Mathi is a shared site with Ahlstrom Corporation.
The restructuring was subject to consultation and approval processes in accordance with local legislation. This process has now been concluded and the headcount reduction related to the restructuring project will be 37 employees. The expected annual cost savings of the restructuring amount to approximately EUR 2.0-2.5 million. The cost savings have been realised into the financial result according to plan and the remaining cost savings are expected to be achieved gradually during the second half of 2016.
Product development
Munksjö’s four business areas manage their respective product development in close co-operation with the central function for strategic development. Most of this work is carried out in the development centre in Apprieu in France, with full focus on meeting customer requirements for functionality and quality. The development projects are initiated and implemented in collaboration with clients, but also in the context of Munksjö’s own product development. At the end of 2015, Munksjö introduced a target for the share of new products of net sales. The share should be at least 15 per cent and the target is calculated as an average over the last three years.
Risks and uncertainty factors
Munksjö is exposed to changing market conditions and uncertainty caused by both macroeconomic and industry related events and is exposed to risks that may arise from its operations, changes in the business environment, developments in
Munksjö’s interim report for January-September 2016

the global economy or potential changes in the legislative framework. The materialisation of such risks could have an adverse effect on Munksjö’s operations, earnings and financial position.
Munksjö’s significant risks and uncertainty factors mainly consist of developments in demand and prices of sold products, the cost and availability of significant raw materials, financial risks, as well as other business factors including developments on the financial markets. The significant cost items for raw materials are wood, pulp, titanium dioxide and energy. Munksjö’s key financial risks include interest rate and currency risks, liquidity risk and credit risk. The Group has exposure to tax risks due to potential changes in tax laws or regulations or their application, or as a result of on-going and future tax audits or claims.
More information about risks and uncertainty factors related to Munksjö’s business and the company’s risk management is published in the Annual report and on www.munksjo.com.
Shares and shareholders
The Munksjö Oyj share is traded on Nasdaq Helsinki, Finland under the trading symbol MUNK1 and as of 8 December 2014 also on Nasdaq Stockholm under the trading symbol MUNK1S. The share capital amounts to EUR 15,000,000 and the total number of shares as of 2 December 2013 amounts to 51,061,581. All shares carry one vote each and have equal rights.
On 30 September 2016, Munksjö held 300,000 own shares, corresponding to about 0.6 per cent of the total number of shares and votes. The own shares were repurchased during 2015 and will primarily be used for implementing share-based incentive programmes of the company, or for other purposes defined in the authorization of the Annual General Meeting.
Share development and shareholders
The reporting period January-September 2016 consisted of 188 (188) trading days on Nasdaq Helsinki and 189 (188) trading days on Nasdaq Stockholm.
The trading volume on Nasdaq Helsinki during the reporting period was 4,229,854 (14,449,902) shares, equivalent to a turnover of EUR 39,991,395 (136,559,310) The daily average trading volume during the reporting period was 22,262 (76,861) shares and the volume-weighted average share price was EUR 11.92 (8.25). The highest share price in the reporting period was EUR 13.13 (12.49) and the lowest EUR 7.67 (7.42). On the last trading day of the reported trading period, 30 September
2016, the share price was EUR 11.92 (30 September 2015: 7.50) and the corresponding market capitalisation was EUR 605.1 million (30 September 2015: 380.7). The market capitalisation figures have been adjusted with the shares held by the company at the end of the reporting period.
The trading volume on Nasdaq Stockholm during the reporting period was 1,439,687 (3,171,867) shares, equivalent to a turnover of SEK 130,824,578 (286,708,626). The daily average trading volume in the reported period was 7,617 (16,872) shares and the volume-weighted average share price was SEK 90.89 (80.40). The highest share price in the reporting period was SEK 117.00 (119.00) and the lowest SEK 71.75 (70.25). On the last trading day of the reported trading period, 30 September 2016, the share price was SEK 116.25 (30 September 2015: 73.50).
At the end of September 2016, Munksjö had 10,149 (10,723) shareholders in the register maintained by Euroclear Finland Ltd.
The share turnover during the reporting period for both exchanges was 11.2 (34.5) per cent of the total amount of shares. Munksjö’s share is also traded on alternative exchanges, such as BATS. During the reporting period the shares traded on Nasdaq represented 78.1 per cent and the shares traded on the alternative exchanges 21.9 per cent of the total turnover (Source: Fidessa Fragmentation Index, http://fragmentation.fidessa.com).
Flagging notifications
During the reporting period, Munksjö received one announcement about major changes with regards to the holdings of the largest shareholders.
Change in the holding of Ahlström Capital
On 18 February 2016, Munksjö received an announcement from AC Invest Five B.V., according to which the holding of AC Invest Five B.V. holding in Munksjo had increased and as a consequence, the indirect holding of Ahlström Capital Oy had exceeded the threshold of 15 per cent. The direct holding of AC Invest Five B.V. and the indirect holding of Ahlstrom Capital Oy had increased to 7,897,619 shares, corresponding to a holding of 15.47 per cent of Munksjö’s shares and voting rights. AC Invest Five B.V. is a wholly owned subsidiary of Ahlstrom Capital B.V. and Ahlstrom Capital B.V. is a wholly owned subsidiary of Ahlström Capital Oy.
Information about the largest shareholders in Munksjo is available on the investor website at www.munksjo.com. The information is updated on a regular basis.
Authorisation to resolve to repurchase and to distribute the company’s own shares
Munksjö Oyj’s Annual General Meeting (AGM) was held in Helsinki on 6 April 2016. The AGM authorised the Board of Directors to resolve to repurchase and to distribute the company’s own shares as well as to accept them as pledge in one or more instalments on the following conditions:
The number of shares to be repurchased or accepted as pledge by virtue of the authorisation shall not exceed 4,000,000 shares in the company, yet always taking into account the limitations set forth in the Companies’ Act as regards the
Munksjö’s interim report for January-September 2016

maximum number of shares owned by or pledged to the company or its subsidiaries. The shares may be repurchased only through public trading at the prevailing market price on the date of repurchase by using unrestricted shareholders’ equity.
The authorisation includes the right for the Board of Directors to decide upon all other terms and conditions for the repurchase of the company’s own shares, or their acceptance as pledge, including the right to decide on the repurchase of the company’s own shares otherwise than in proportion to the shareholders’ holdings in the company.
By virtue of the authorisation, the Board of Directors has the right to resolve to distribute a maximum of 4,000,000 own shares held by the company. The Board of Directors will be authorised to decide to whom and in which order the own shares will be distributed. The Board of Directors may decide on the distribution of the company’s own shares otherwise than in proportion to the existing pre-emptive right of shareholders to purchase the company’s own shares. The shares may be used e.g. as consideration in acquisitions and in other arrangements as well as to implement the company’s share-based incentive plans in the manner and to the extent decided by the Board of Directors. The Board of Directors also has the right to decide on the distribution of the shares in public trading for the purpose of financing possible acquisitions. The authorisation also includes the right for the Board of Directors to resolve on the sale of the shares accepted as a pledge. The authorisation includes the right for the Board of Directors to resolve upon all other terms and conditions for the distribution of the shares held by the company.
The authorisations for the Board of Directors to repurchase the company’s own shares, to distribute them as well as to accept them as pledge are valid for 18 months from the close of the Annual General Meeting but will, however, expire at the close of the next Annual General Meeting, at the latest.
Nomination Board appointed
The Nomination Board prepares proposals to the Annual General Meeting for the election and remuneration of the members of the Board of Directors and the remuneration of the members of the Board committees and the Nomination Board.
Munksjö’s Nomination Board was appointed in June 2016. The Nomination Board comprises representatives of the three largest shareholders of the company and, in addition, two expert members: the Chairman of the Board of Directors and a person nominated by the Board of Directors. The following three persons have been appointed as representatives in the Nomination Board:
Thomas Ahlström (Ahlström Capital Oy and other shareholders as mentioned below),
Alexander Ehrnrooth (Viknum AB) and
Mikko Mursula (Ilmarinen Mutual Pension Insurance Company).
The Chairman of the Board of Directors Peter Seligson will, according to the charter of the Nomination Board, act as an expert member of the Nomination Board in addition to which the Board of Directors has elected Mats Lindstrand as the second expert member of the Nomination Board. The Nomination Board has among its members elected Thomas Ahlström as Chairman.
The right to nominate the shareholder representatives lies with those three shareholders whose share of all the voting rights in the company is on 31 May preceding the next Annual General Meeting the largest on the basis of the shareholders’ register of Munksjö held by Euroclear Finland Ltd and the register of shareholders held by Euroclear Sweden AB. The Nomination Board has been appointed by Viknum AB, Ilmarinen Mutual Pension Insurance Company and one group of shareholders, as described below.
Holdings by a group of shareholders, who have agreed to nominate a joint representative to the Nomination Board, are summed up when calculating the share of all the voting rights, provided that the shareholders in question present a joint written request to that effect together with a copy of such an agreement to the Chairman of the Board no later than on 30 May preceding the Annual General Meeting. Munksjö has been informed that such an agreement has been made by AC Invest Five B.V. (a fully owned subsidiary of Ahlström Capital Oy), Kai Nahi, Niklas Lund, Kasper Kylmälä, Michael Sumelius and Carl Ahlström.
Other issues
Munksjö operates in several countries and from time-to-time disputes arise in the course of day-to-day operations. Munksjö is involved in a number of legal actions, claims and other proceedings. The final outcome of these matters cannot be predicted and taking into account all available information to date the outcome is not expected to have a significant impact on the financial position of the company.
Changes in the Management team
In July, Munksjö announced that Gustav Adlercreutz, General Counsel, will retire in February 2017 and will be succeeded by Andreas Elving. Andreas Elving will formally take over the position of General Counsel on 1 February 2017. Andreas Elving will report to Jan Astrom, President and CEO, and will become a member of Munksjö’s Management Team. Andreas Elving joins Munksjö from Autoliv where he held the position as Associate General Counsel.
Strategy and financial targets
Munksjö’s vision is to be the leading manufacturer of advanced paper products developed with intelligent paper technology enabling a customer-specific, innovative and environmentally friendly product design. Munksjö’s strategy is
Munksjö’s interim report for January-September 2016

based on four strategic objectives and is enabled through sustainable development by an efficient organisation and employees;
Profitable growth in specialty paper
A leading supplier in all our markets
Highest quality in products and services
Operational efficiency
Munksjö has three financial goals;
an EBITDA margin of 12 per cent over a business cycle
a debt/equity ratio under 80 per cent
dividends at least 1/3 of the operative cash flow after investments
Munksjö’s ambition is to further grow the business over the coming years both organically and strategically. The focused strategy enables strong market positions and Munksjö strengthens these positions through sustainable value added solutions.
The EBITDA targets per business area are; 15-16 per cent for Decor, 12-13 per cent for Release Liners, 15-16 per cent for Industrial Applications and 9-10 per cent for Graphics and Packaging.
Events after the end of the reporting period
There are no significant events after the end of the reporting period.
Stockholm, 26 October 2016 Board of Directors
For further information, please contact
Jan Aström, President and CEO, tel. +46 10 250 1001 Pia Aaltonen-Forsell, CFO, tel. +46 10 250 1029
Future financial reports
The complete IR calendar is available on www.munksjo.com/investors. Munksjö’s next financial report is the Financial Statements Bulletin for 2016, which is published on Thursday, 16 February 2017.
All financial reports are published in English, Finnish and Swedish and they are also available at www.munksjo.com after the publication. As of the third quarter of 2016, Munksjö observes a 30 day silent period preceding the announcement of financial results.
The Annual Report 2015 was published on 9 March 2016 and includes the Financial Statements for the year 2015, the Board of Director’s report and the Auditors’ report as well as the Corporate Governance Statement. The Annual report, the Corporate Governance Statement and a Remuneration Statement are available as separate documents on www.munksjo.com.
Made by Munksjö - Intelligent paper technology
Munksjö is a world-leading manufacturer of advanced paper products developed with intelligent paper technology. Munksjö offers customer-specific innovative design and functionality in areas ranging from flooring, kitchens and furnishings to release papers, consumer-friendly packaging and energy transmission. The transition to a sustainable society is a natural driving force for Munksjö’s growth as the products can replace non-renewable materials. This is what “Made by Munksjö” stands for. Given Munksjö’s global presence and way of integrating with the customers, the company forms a worldwide service organisation with approximately 2,900 employees and 15 facilities located in France, Sweden, Germany, Italy, Spain, Brazil and China. Munksjö’s share is listed on Nasdaq in Helsinki and Stockholm. Read more at www.munksjo.com.
Munksjö’s interim report for January-September 2016

Interim financial statements (unaudited)
CONDENSED STATEMENT OF COMPREHENSIVE INCOME Jul-Sep Jan-Sep Jan-Dec
MEUR 2016 2015 2016 2015 2015
Net sales 269.6 269.3 860.5 840.7 1,130.7
Other operating income 1.2 2.2 5.3 8.2 11.6
Total operating income 270.8 271.5 865.8 848.9 1,142.3
Operating costs
Changes in inventories 0.0 1.7 2.1 17.7 1.0
Materials and supplies -126.5 -140.3 -411.5 -437.7 -573.9
Other external costs -65.9 -71.5 -199.5 -216.1 -283.6
Personnel costs -48.9 -46.4 -156.3 -148.8 -199.5
Depreciation and amortisation -14.0 -13.2 -42.1 -40.0 -53.6
Total operating costs -255.3 -269.7 -807.3 -824.9 -1,109.6
Share of profit in equity accounted investments 0.0 0.1 0.0 0.2 0.0
Operating result 15.5 1.9 58.5 24.2 32.7
Net financial items -3.7 0.5 -14.2 -2.1 -4.7
Profit before tax 11.8 2.4 44.3 22.1 28.0
Taxes -3.5 0.8 -12.8 -6.5 -5.2
Net profit 8.3 3.2 31.5 15.6 22.8
Other comprehensive income
Items that may be reclassified to profit or loss Exchange differences on translation of foreign operations for the period -1.4 -21.4 8.9 -27.2 -22.3
Change in cash flow hedge reserve -1.3 -2.3 -4.0 -3.7 -3.2
Cash flow hedge transferred to this year’s result 1.2 1.5 2.1 5.7 6.2
Items that will not be reclassified to profit or loss Actuarial gains and losses on defined benefit plans 0.0 0.0 0.0 0.0 1.0
Tax attributable to other comprehensive income 0.0 0.1 0.4 -0.4 -1.0
Comprehensive income 6.9 -18.9 38.9 -10.0 3.5
Net result attributable to:
Parent company’s shareholders 8.3 3.3 31.3 15.4 22.4
Non-controlling interests 0.0 -0.1 0.2 0.2 0.4
Comprehensive income attributable to:
Parent company’s shareholders 6.9 -18.8 38.7 -10.2 3.1
Non-controlling interests 0.0 -0.1 0.2 0.2 0.4
Average number of outstanding shares* 50,761,581 50,761,581 50,761,581 50,837,153 50,818,260
Basic earnings per share, EUR 0.16 0.07 0.62 0.30 0.44
Diluted earnings per share, EUR 0.16 0.07 0.62 0.30 0.44
* As adjusted for treasury shares
Munksjö’s interim report for January-September 2016

CONDENSED STATEMENT OF FINANCIAL POSITION
30 Sep 31 Dec
MEUR 2016 2015 2015
ASSETS
Non-current assets
Tangible assets 416.1 424.9 430.0
Goodwill 225.5 223.5 223.9
Other intangible assets 43.5 46.6 46.6
Equity accounted investments 2.2 2.4 2.3
Other non-current assets 3.2 3.6 3.6
Deferred tax assets 48.3 59.6 51.8
Total non-current assets 738.8 760.6 758.2
Current assets
Inventory 156.0 171.4 155.4
Accounts receivable 115.9 122.3 111.1
Other current assets 30.4 29.8 38.3
Current tax assets 1.2 4.6 5.3
Cash and cash equivalents 116.2 47.8 105.1
Total current assets 419.7 375.9 415.2
TOTAL ASSETS 1,158.5 1,136.5 1,173.4
EQUITY AND LIABILITIES
Equity 424.9 387.7 401.3
Non-current liabilities
Non-current borrowings 293.6 254.2 313.5
Other non-current liabilities 3.1 1.3 1.7
Pension obligations 51.7 51.5 52.4
Deferred tax liabilities 74.4 76.5 74.1
Provisions 17.7 23.9 23.9
Total non-current liabilities 440.5 407.4 465.6
Current liabilities
Current borrowings 22.4 60.8 22.5
Accounts payable 141.2 153.8 165.9
Liabilities to equity accounted investments 5.9 8.0 8.0
Accrued expenses and deferred income 103.6 96.2 94.5
Current tax liabilities 8.0 8.8 2.7
Other current liabilities and provisions 12.0 13.8 12.9
Total current liabilities 293.1 341.4 306.5
Total liabilities 733.6 748.8 772.1
TOTAL EQUITY AND LIABILITIES 1,158.5 1,136.5 1,173.4
Munksjö’s interim report for January-September 2016

Page **20** of **25**

CONDENSED STATEMENT OF CHANGES IN EQUITY

MEUR	Share capital	Reserve for invested unrestricted equity	Other reserves	Treasury shares	Cumulative translation adjustment	Retained earnings	Total	Non-controlling interests	Total equity
Balance at 1 Jan 2015	**15.0**	**282.0**	**385.1**	**0.0**	**1.4**	**-273.9**	**409.6**	**4.0**	**413.6**
Result for the period						15.4	15.4	0.2	15.6
Other comprehensive income			1.6		-27.2		-25.6		-25.6
Total comprehensive income	**0.0**	**0.0**	**1.6**	**0.0**	**-27.2**	**15.4**	**-10.2**	**0.2**	**-10.0**
Purchase of Munksjö Oyj shares				-3.1			-3.1		-3.1
Return of capital and dividends		-12.7					-12.7	-0.3	-13.0
Employee share incentive plan						0.2	0.2		0.2
Balance at 30 Sep 2015	**15.0**	**269.3**	**386.7**	**-3.1**	**-25.8**	**-258.3**	**383.8**	**3.9**	**387.7**
Result for the period						7.0	7.0	0.2	7.2
Other comprehensive income			0.8		4.9	0.6	6.3		6.3
Total comprehensive income	**0.0**	**0.0**	**0.8**	**0.0**	**4.9**	**7.6**	**13.3**	**0.2**	**13.5**
Purchase of Munksjö Oyj shares							0.0		0.0
Return of capital and dividends							0.0		0.0
Employee share incentive plan						0.1	0.1		0.1
Balance at 31 Dec 2015	**15.0**	**269.3**	**387.5**	**-3.1**	**-20.9**	**-250.6**	**397.2**	**4.1**	**401.3**
Result for the period						31.3	31.3	0.2	31.5
Other comprehensive income			-1.5		8.9		7.4		7.4
Total comprehensive income	**0.0**	**0.0**	**-1.5**	**0.0**	**8.9**	**31.3**	**38.7**	**0.2**	**38.9**
Return of capital and dividends		-15.2					-15.2	-0.3	-15.5
Employee share incentive plan						0.2	0.2		0.2
Balance at 30 Sep 2016	**15.0**	**254.1**	**386.0**	**-3.1**	**-12.0**	**-219.1**	**420.9**	**4.0**	**424.9**

Munksjö's interim report for January-September 2016

Page 21 of 25

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	Jul-Sep		Jan-Sep		Jan-Dec
MEUR	2016	2015	2016	2015	2015
Operating profit	15.5	1.9	58.5	24.2	32.7
Depreciation	14.0	13.2	42.1	40.0	53.6
Income taxes paid and received	-1.4	-2.0	-1.2	-11.7	-13.4
Interest paid and received	-2.9	-2.9	-8.8	-8.7	-11.6
Cash flow from operating activities before change in working capital	**25.2**	**10.2**	**90.6**	**43.8**	**61.3**
Change in inventories	0.8	2.2	-0.7	-19.2	-3.2
Change in operating liabilities	-10.3	-21.0	-20.2	-8.4	0.1
Change in operating receivables	16.9	18.4	3.3	-5.2	-2.7
Cash generated from operating activities	**32.6**	**9.8**	**73.0**	**11.0**	**55.5**
Purchase of intangible assets	0.0	-0.1	0.0	-0.3	-0.5
Purchase of tangible assets	-10.6	-10.8	-28.5	-30.6	-39.3
Cash flow used in investing activities	**-10.6**	**-10.9**	**-28.5**	**-30.9**	**-39.8**
Dividends	0.0	0.0	-15.5	-13.0	-13.0
Purchase of treasury shares	0.0	0.0	0.0	-3.1	-3.1
Proceeds from borrowings, net of costs	0.0	10.0	0.0	20.0	61.1
Repayment of borrowings	-8.4	-9.3	-17.6	-18.2	-39.0
Cash flow from financing activities	**-8.4**	**0.7**	**-33.1**	**-14.3**	**6.0**
CASH FLOW FOR THE PERIOD	**13.6**	**-0.4**	**11.4**	**-34.2**	**21.7**
Cash and cash equivalents at the beginning of the period	103.4	50.2	105.1	84.1	84.1
Currency effects on cash and cash equivalents	-0.8	-2.0	-0.3	-2.1	-0.7
Cash and cash equivalents at the end of the period	**116.2**	**47.8**	**116.2**	**47.8**	**105.1**

Munksjö's interim report for January-September 2016

Page 22 of 25

Notes to the interim financial statements

Accounting principles

This unaudited consolidated quarterly interim report has been prepared in accordance with "*IAS 34 Interim Financial Reporting*", as adopted by the EU. All figures in the accounts have been rounded and consequently the sum of individual figures can deviate from the presented sum figure. Furthermore, all percentages are subject to possible rounding differences. The accounting principles applied remain unchanged compared with the Annual report 2015 of Munksjö Oyj.

SEGMENT INFORMATION 2016 Jan-Sep 2016 MEUR	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Others and eliminations	Total
Net sales, external	273.1	331.1	123.7	132.9	-0.3	860.5
Net sales, internal	2.8	6.3	1.7	1.4	-12.2	0.0
Net sales	**275.9**	**337.4**	**125.4**	**134.3**	**-12.5**	**860.5**
Operating result	**36.7**	**20.2**	**15.5**	**-2.2**	**-11.7**	**58.5**
Operating margin, %	13.3%	6.0%	12.4%	-1.6%		6.8%
Net financial items						-14.2
Taxes						-12.8
Net result						**31.5**
Other information						
Capital expenditure	5.3	7.3	5.3	6.7	3.9	28.5
Return on operating capital, % (adj.*)	21.1%	8.1%	22.4%	-10.1%		10.1%
Depreciation	5.6	21.2	6.1	7.8	1.4	42.1
Employees, FTE	845	848	587	416	60	2,756

* Adjusted for items affecting comparability (IAC)

SEGMENT INFORMATION 2015 Jan-Sep 2015 MEUR	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Others and eliminations	Total
Net sales, external	271.5	319.9	123.3	130.8	-4.8	840.7
Net sales, internal	2.9	7.8	1.1	1.6	-13.4	0.0
Net sales	**274.4**	**327.7**	**124.4**	**132.4**	**-18.2**	**840.7**
Operating result	**25.6**	**5.1**	**15.5**	**-7.2**	**-14.8**	**24.2**
Operating margin, %	9.3%	1.6%	12.5%	-5.4%		2.9%
Net financial items						-2.1
Taxes						-6.5
Net result						**15.6**
Other information						
Capital expenditure	7.7	12.1	7.1	1.8	2.2	30.9
Return on operating capital, % (adj.*)	15.5%	4.9%	24.6%	-8.8%		6.7%
Depreciation	5.8	21.2	5.9	6.1	1.0	40.0
Employees, FTE	859	863	574	428	58	2,782

* Adjusted for items affecting comparability (IAC)

Munksjö's interim report for January-September 2016

Page **23** of **25**

SEGMENT FINANCIAL INFORMATION PER QUARTER	Jul-Sep 2016	Apr-Jun 2016	Jan-Mar 2016	Oct-Dec 2015	Jul-Sep 2015	Apr-Jun 2015	Jan-Mar 2015	Oct-Dec 2014	Jul-Sep 2014	Apr-Jun 2014
Net sales, MEUR										
Decor	84.9	97.8	93.2	98.2	85.5	93.4	95.5	91.4	89.4	96.4
Release Liners	110.7	115.1	111.6	109.9	108.3	112.6	106.8	112.9	114.7	111.5
Industrial Applications	37.8	46.7	40.9	42.2	38.8	44.0	41.6	40.9	33.0	43.7
Graphics and Packaging	40.0	47.4	46.9	43.3	41.7	47.2	43.5	40.7	41.8	45.7
Other and eliminations	-3.8	-4.1	-4.6	-3.6	-5.0	-6.0	-7.2	-4.9	-3.0	-4.8
Group	**269.6**	**302.9**	**288.0**	**290.0**	**269.3**	**291.2**	**280.2**	**281.0**	**275.9**	**292.5**
EBITDA (adj.*), MEUR										
Decor	11.0	17.6	13.7	11.2	8.0	11.6	11.8	11.3	10.3	11.0
Release Liners	16.5	14.0	10.9	9.8	11.5	8.5	9.7	13.4	13.0	8.9
Industrial Applications	5.1	9.1	7.4	6.1	4.7	7.9	8.8	7.1	3.8	6.9
Graphics and Packaging	0.3	3.3	2.0	-1.5	-0.9	1.1	1.6	1.2	-0.1	2.1
Other and eliminations	-3.4	-3.9	-3.0	-3.5	-3.3	-4.1	-5.4	-4.6	-3.8	-2.9
Group	**29.5**	**40.1**	**31.0**	**22.1**	**20.0**	**25.0**	**26.5**	**28.4**	**23.2**	**26.0**
EBITDA, MEUR										
Decor	11.0	17.6	13.7	11.2	8.0	11.6	11.8	10.0	10.3	11.0
Release Liners	16.5	14.0	10.9	9.8	8.1	8.5	9.7	12.6	13.0	8.9
Industrial Applications	5.1	9.1	7.4	6.1	4.7	7.9	8.8	6.7	3.8	6.9
Graphics and Packaging	0.3	3.3	2.0	-1.5	-1.4	1.1	1.6	1.2	-0.1	2.1
Other and eliminations	-3.4	-3.9	-3.0	-3.5	-4.3	-6.5	-5.4	-5.8	-4.1	-3.5
Group	**29.5**	**40.1**	**31.0**	**22.1**	**15.1**	**22.6**	**26.5**	**24.7**	**22.9**	**25.4**
Operating result (adj.*), MEUR										
Decor	9.0	16.0	11.7	9.0	6.0	9.7	9.9	9.0	8.1	9.2
Release Liners	9.3	7.0	3.9	2.9	4.7	1.3	2.5	6.7	5.8	1.8
Industrial Applications	3.2	7.0	5.3	4.1	2.7	5.9	6.9	5.3	1.8	5.1
Graphics and Packaging	-2.1	0.8	-0.9	-3.6	-3.0	-1.0	-0.3	-0.5	-1.7	0.4
Other and eliminations	-3.9	-4.1	-3.7	-3.9	-3.6	-4.4	-5.8	-6.1	-4.5	-3.1
Group	**15.5**	**26.7**	**16.3**	**8.5**	**6.8**	**11.5**	**13.2**	**14.4**	**9.5**	**13.4**
Operating result, MEUR										
Decor	9.0	16.0	11.7	9.0	6.0	9.7	9.9	7.7	8.1	9.2
Release Liners	9.3	7.0	3.9	2.9	1.3	1.3	2.5	5.9	5.8	1.8
Industrial Applications	3.2	7.0	5.3	4.1	2.7	5.9	6.9	4.9	1.8	5.1
Graphics and Packaging	-2.1	0.8	-0.9	-3.6	-3.5	-1.0	-0.3	-0.5	-1.7	0.4
Other and eliminations	-3.9	-4.1	-3.7	-3.9	-4.6	-6.8	-5.8	-7.3	-4.8	-3.7
Group	**15.5**	**26.7**	**16.3**	**8.5**	**1.9**	**9.1**	**13.2**	**10.7**	**9.2**	**12.8**
Delivered volumes, metric tonnes										
Decor	43,100	49,000	46,000	48,300	42,100	46,200	46,800	44,300	43,300	46,100
Release Liners	126,400	133,300	131,300	127,100	125,900	127,500	118,200	128,700	131,500	127,500
Industrial Applications	19,300	24,100	21,200	21,700	19,500	22,700	21,200	20,700	18,900	21,600
Graphics and Packaging	29,700	34,800	34,700	31,500	30,300	34,000	31,400	31,200	32,600	36,600
Other and eliminations	-2,800	-3,800	-3,700	-2,900	-3,300	-3,900	-4,600	-3,300	-2,500	-3,400
Group	**215,700**	**237,400**	**229,500**	**225,700**	**214,500**	**226,500**	**213,000**	**221,600**	**223,800**	**228,400**
Production volumes, metric tonnes										
Decor	43,400	50,400	48,200	44,500	42,400	48,100	46,700	42,300	42,900	47,500
Release Liners	121,000	125,400	123,000	120,600	121,600	115,700	118,000	122,000	122,800	118,700
Industrial Applications	19,100	23,500	22,800	20,300	18,500	23,200	22,900	20,200	17,400	23,300
Graphics and Packaging	28,100	36,500	35,200	27,000	31,300	34,900	35,300	33,300	27,900	39,600
Other and eliminations	-3,100	-4,500	-2,800	-2,500	-2,900	-3,200	-4,100	-3,800	-4,200	-4,400
Group	**208,500**	**231,300**	**226,400**	**209,900**	**210,900**	**218,700**	**218,800**	**214,000**	**206,800**	**224,700**

* Adjusted for items affecting comparability

Munksjö's interim report for January-September 2016

Page 24 of 25

RECONCILIATION OF ADJUSTED EBITDA AND EBIT	Jul-Sep		Jan-Sep		Jan-Dec
MEUR	2016	2015	2016	2015	2015
EBITDA (adj.*)	29.5	20.0	100.6	71.5	93.6
Depreciation and impairment excl. items affecting comparability in EBIT	-14.0	-13.2	-42.1	-40.0	-53.6
EBIT (adj.*)	15.5	6.8	58.5	31.5	40.0
Items affecting comparability in EBIT	0.0	-4.9	0.0	-7.3	-7.3
Operating profit (IFRS)	15.5	1.9	58.5	24.2	32.7

* Adjusted for items affecting comparability

CONSOLIDATED KEY RATIOS	Jul-Sep		Jan-Sep		Jan-Dec
	2016	2015	2016	2015	2015
Margins (adj.)*					
EBITDA margin, %	10.9%	7.4%	11.7%	8.5%	8.3%
Operating margin, %	5.7%	2.5%	6.8%	3.7%	3.5%
Return (12 months continuous)					
Return on operating capital, % (adj.*)	10.1%	6.7%	10.1%	6.7%	5.9%
Return on shareholders' equity, %	9.4%	4.5%	9.4%	4.5%	5.7%
Capital structure at period's end					
Operating capital, MEUR	657.6	674.6	657.6	674.6	651.9
Shareholders' equity, MEUR	424.9	387.7	424.9	387.7	401.3
Interest-bearing net debt, MEUR	199.8	264.1	199.8	264.1	227.4
Debt/equity ratio, %	47.0%	68.1%	47.0%	68.1%	56.7%
Equity/assets ratio, %	36.7%	34.1%	36.7%	34.1%	34.2%
Per share (before and after dilution)					
Earnings per share, EUR	0.16	0.07	0.62	0.30	0.44
Shareholders' equity per share, EUR	8.3	7.6	8.3	7.6	7.9
Average number of shares	50,761,581	50,761,581	50,761,581	50,837,153	50,818,260
Capital expenditure, MEUR	10.6	10.9	28.5	30.9	39.8
Employees, FTE	2,784	2,808	2,756	2,782	2,774

* Adjusted for items affecting comparability (IAC)

CURRENCY RATES	Closing rate			Average rate		
	30 Sep 2016	30 Sep 2015	31 Dec 2015	Jan-Sep 2016	Jan-Sep 2015	Jan-Dec 2015
SEK	9.62	9.41	9.19	9.37	9.37	9.35
USD	1.12	1.12	1.09	1.12	1.11	1.11
BRL	3.62	4.58	4.31	3.96	3.52	3.69

Munksjö's interim report for January-September 2016

Calculation of key figures EBITDA
Operating result before depreciation and amortisation.
EBITDA margin
EBITDA as a percentage of net sales.
Operating margin
Operating result after depreciation and amortisation as a percentage of net sales.
Return on shareholders’ equity
Result or the year as a percentage of average shareholders’ equity.
Operating capital
Balance sheet total less interest-bearing assets, tax assets and non-interest-bearing operating liabilities, including pension provisions.
Return on operating capital
Operating result as a percentage of operating capital, based on most recent 12 month period.
Net Interest-bearing liability
Interest-bearing assets (including cash and equivalents) less interest-bearing liabilities.
Debt/equity ratio
Interest-bearing net debt divided by shareholders’ equity including non-controlling interests.
Equity/assets ratio
Shareholders’ equity including non-controlling interests as a percentage of total assets.
Earnings per share
Result for the period divided by the average number of shares outstanding.
Equity per share (EPS)
Shareholders’ equity divided by the number of shares outstanding at the end of the period.
FTE
Number of hours worked divided by normal annual working hours.
Interest bearing liabilities and assets
Liabilities and assets which have a contractual obligation/right to pay/receive interest to/from a financial institution.
Items affecting comparability
Income or expense arising from exceptional transactions that are not related to recurring business operations.
Munksjö’s interim report for January-September 2016